Exhibit 10.4(d)

Privileged and Confidential

Award #

MYLAN INC.
2003 LONG-TERM INCENTIVE PLAN
NOTICE OF AWARD OF RESTRICTED STOCK UNITS

[Name] (the “Participant”) has been granted, effective as of the grant date, an award of restricted stock units (the “Award”) payable in shares of common stock (the “Shares”) of Mylan Inc. (the “Company”) pursuant to the Company’s 2003 Long-Term Incentive Plan, as amended to date (the “Plan”). The Award is subject to the terms and conditions set forth below and in the Plan, which is a part of this Notice.

1.Number of Restricted Stock Units (RSU’S): [ __ ], where 1 RSU is equal to the right to receive [ __ ] Share.

2.Vesting: Restrictions on the RSUs lapse (and shares will be released to the Participant) in accordance with the vesting schedule, subject to the terms of the Plan and this Notice.

3.Forfeiture: Subject to Sections 7.03 and 7.04 of the Plan, if the Participant’s employment with the Company or any of its subsidiaries terminates for any reason, all RSUs shall be forfeited and returned to the Company, and all rights of the Participant with respect to such RSUs shall terminate.

4.Limitation Of Liability Of The Committee And Board Of Directors: The Participant agrees that the liability of the officers and the Board of Directors of the Corporation to the Participant under this Agreement shall be limited to those actions or failure to take actions which constitute self-dealing, willful misconduct or recklessness.

5.Governing Law: This Notice shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.